CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October ___, 2001, by and between CROWN RESOURCES CORPORATION, a Washington corporation (the "Company"), CROWN RESOURCE CORP. OF COLORADO, a Colorado corporation (the "Subsidiary") and the lenders named in Subscription Agreements (the "Subscription Agreements") in the form attached hereto as Exhibit A hereto (collectively, the "Senior Lenders," and individually, a "Senior Lender").

Background:

The Company and the Subsidiary have authorized the issuance and sale to the Senior Lenders of up to $4.0 million of promissory notes in substantially the form attached hereto as Exhibit B (the "Notes"). The Notes are convertible into that number of shares of the Company's common stock (the "Common Stock"), equal to the outstanding principal balance from time to time of the Note divided by the Conversion Price, as defined in the Note. Upon issuance of the Notes under the terms of this Agreement, the Company shall (i) issue to such investors warrants, in substantially the form attached hereto as Exhibit C (the "Warrants"), to purchase shares of Common Stock and (ii) with its Subsidiary, grant to such investors a security interest in and to the Collateral, as defined below, under the terms of a security agreement, pledge agreement, deed of trust and collateral assignment, each in substantially the form attached hereto as Exhibit D-1 through D-7 (collectively, the "Security Agreements"), to secure the repayment of the Company's and its Subsidiary's obligations under the Notes. Shares of Common Stock issuable upon conversion of the Notes (or payment of interest) and exercise of the Warrants (collectively, the "Shares") will be entitled to registration as provided in a Registration Rights Agreement (the "Registration Rights Agreement") in substantially the form attached hereto as Exhibit E. Various agreements among the Senior Lenders shall be governed by an intercreditor agreement substantially in the form attached hereto as Exhibit F-1 (the "Intercreditor Agreement") and a collateral agency agreement substantially in the form attached hereto as Exhibit F-2 (the "Collateral Agency Agreement"). Pending disbursement, funds received from Senior Lenders in payment of the purchase price of the Notes shall be deposited in Escrow pursuant to the terms of an escrow agreement substantially in the form attached hereto as Exhibit G (the "Escrow Agreement"). This Agreement, the Subscription Agreements, the Notes, the Warrants, the Registration Rights Agreement, the Security Agreements, the Intercreditor Agreement, the Collateral Agency Agreement and the Escrow Agreement are collectively referred to herein as the "Transaction Documents."

NOW THEREFORE, the parties agree as follows:

1.	Purchase and Sale.

a.	Purchase and Sale of Notes.  Upon the terms and subject to the conditions herein, and in reliance on the representations and warranties contained herein, each Senior Lender hereby agrees, severally and not jointly, to purchase from the Company, and the Company hereby agrees to issue and sell, and to cause its Subsidiary to issue and sell, to each Senior Lender, a Note in the principal amount (the "Purchase Price") set forth in a Subscription Agreement executed and delivered by such Senior Lender in consideration for the payment by the Senior Lender to the Company of the Purchase Price in immediately available funds. By executing and delivering a Subscription Agreement (in the manner provided in Section 1.b), each Senior Lender shall (i) become a party to the Escrow Agreement; (ii) be deemed to have made an offer to purchase a Note as described in Section 1.b, and (iii) upon acceptance of the Subscription Agreement by the Company shall become a party to this Agreement which shall thereupon constitute a contract between such Senior Lender and the Company.

b.	Subscription; Delivery into Escrow. Except as provided in Section
1.c(1), to subscribe for Notes, a Senior Lender must execute and deliver into escrow (the "Escrow"), under the terms of the Escrow Agreement, a Subscription Agreement, the Purchase Price in immediately available funds and executed or identified copies of each of the other Transaction Documents to which the Senior Lender is to become a party, or obtain the benefits of, at Closing (as defined below). Within five business days following receipt by the escrow agent under the Escrow Agreement of a Subscription Agreement, the Purchase Price and the other Transaction Documents as set forth above, the Company shall accept or reject such Subscription Agreement. If the Company accepts such Subscription Agreement, it shall execute and deliver to the agent designated in the Escrow Agreement the Transaction Documents to which it is to be a party at Closing and shall promptly so notify the Senior Lender of such acceptance.
 Senior Lender acknowledges and agrees that Senior Lender will not withdraw, cancel, terminate, or revoke a Subscription Agreement and that such Subscription Agreement constitutes an irrevocable offer until accepted or rejected by the Company and shall survive the death or disability of such Senior Lender. Each Senior Lender further agrees to notify the Company immediately if any representation or warranty by it made herein shall become untrue or misleading prior to the Closing.

c.	Closing; Additional Solicitations; Escrow.

(1)	Additional Subscription by Solitario Resource Corporation.
If Solitario Resources Corporation, a Colorado corporation ("Solitario"), has subscribed for a Note and Warrant in the manner provided in Section 1.b, then at Closing, in addition to the Note and Warrant subscribed for, and Purchase Price delivered, under Section 1.b, Solitario shall purchase, and the Company shall issue and sell, under the terms of this Agreement, an additional Note (the "Solitario Note") in the principal amount of three hundred fifty thousand dollars ($350,000) (the "Solitario Purchase
Price") and an additional Warrant (the "Solitario Warrant"), each in the form attached hereto as Exhibits B and C, respectively, provided (i) the Conversion Price, as defined in the Solitario Note, shall be $0.29167 and
(ii) the Exercise Price, as defined in the Solitario Warrant, shall be $0.60. At Closing, (x) Solitario shall execute an additional Subscription Agreement in the amount of the Solitario Purchase Price and deliver to the Company such additional Subscription Agreement and the Solitario Purchase Price in immediately available funds and (y) if the Company accepts the additional Subscription Agreement, the Company shall issue and deliver to Solitario the Solitario Note and Solitario Warrant. Except as provided in this Section 1.c(1) or otherwise specifically provided, all references to the Notes or the Warrants in this Agreement (or any related agreement) shall be deemed to include the Solitario Note and the Solitario Warrant, respectively. Solitario shall be deemed a "Senior Lender" under this Agreement and all other Transaction Documents with respect to its purchase of the Solitario Note and Solitario Warrant.

(2)	Closing.  When (i) Subscription Agreements at least equal to two million six hundred and fifty thousand dollars ($2,650,000), including a Subscription Agreement from Solitario at least equal to six hundred and fifty thousand dollars ($650,000) (the "Minimum Offering Amount") have been delivered, together with the Purchase Price and other Transaction Documents, into Escrow, (ii) a Subscription Agreement from Solitario equal to the Solitario Purchase Price has been delivered, together with the Solitario Purchase Price, to the Company pursuant to Section 2.c(1) hereof, and (iii) all such subscriptions have been accepted by the Company as provided in Section 1.b above, the Transaction Documents (with original signatures or copies thereof) shall be released to each of the Company and the Senior Lenders pursuant to the terms of the Escrow Agreement. The delivery of the above described documents is herein referred to as the "Closing." As a further condition to the Closing, the Company will: (i) cause its legal counsel to deliver to the Senior Lenders its legal opinions for the benefit of the Senior Lenders substantially as set forth on Exhibit H (the "Legal Opinion") and (ii) deliver to the Senior Lenders a certificate, dated the date of Closing, signed by the Company's President certifying that the representations and warranties in Section 2 are true and correct as of the date of Closing or, with respect to additional subscriptions under subsection 1.c(3), such later date as the certificate may be delivered (except to the extent any representation or warranty is made as of a specific date). To the extent any Notes are converted into Shares, funds in Escrow in an amount equal to the principal converted under the Notes will be immediately released for application by the Company.

(3)	Additional Subscriptions after Closing. Following the
Closing and until October 30, 2001, the Company may solicit and accept additional subscriptions for Notes pursuant to the terms of this Agreement up to an aggregate Purchase Price (including the Notes issued upon Closing) of Four Million Dollars ($4,000,000.00). Any such Notes issued following Closing shall have the same rights as the holders of the Notes issued at Closing, and shall have the right to share pari passu in the Collateral held by the holders of the Notes issued at Closing. Prior to and as conditions to acceptance of any subscription for additional Notes following Closing the Company shall deliver to the subscribers for such Notes the instruments, documents, rights and other things required to be provided to the Senior Lenders upon Closing.

(4)		Title Opinion.  Within one hundred twenty (120) days after
the Closing, the Company shall deliver to the Senior Lenders a title opinion satisfactory to the Senior Lenders acting in their sole discretion pursuant to the Intercreditor Agreement (the "Title Opinion"), covering the specific claims subject to the patent application covering the gold deposit known as the "Crown Jewel". For purposes of clarity, the Title Opinion need not cover claims that do not cover any part of such gold deposit. If the Company does not deliver the Title Opinion to the Senior Lenders within one hundred twenty (120) days after the Closing, the Senior Lenders, acting pursuant to the Intercreditor Agreement, may give notice to the escrow agent under the Escrow Agreement requiring that the escrow agent release the funds in Escrow to the Senior Lenders. Such amounts released from Escrow shall be paid to the Senior Lenders as payments of amounts due under the Notes, such payment to be applied to principal.

(5)	Release of Funds. Except as provided in this Section 1.c,
funds deposited in the Escrow shall be retained in the Escrow and administered pursuant to the terms of the Escrow Agreement until the earlier of: (a) the Senior Lenders consent in writing, pursuant to the terms of the Intercreditor Agreement, to the Company's agreement with all of the holders of the Company's five and three quarter percent Convertible Subordinated Debentures due 2001 (the "Debentures") on a plan to refinance the Debentures; (b) the entry of an order by a federal bankruptcy court with jurisdiction over the Company's voluntary bankruptcy filing under Chapter 11 of Title 11, United States Code, 11 U.S.C. subsection 101, et seq. (the "Bankruptcy Code"), confirming a plan of reorganization substantially conforming with the Framework for Plan of Reorganization attached hereto as Exhibit J and approved by the Senior Lenders, acting in their sole discretion, pursuant to the terms of the Intercreditor Agreement, that satisfies the Company's obligations under the Debentures and that has not been appealed in the time in which appeals are allowed to be taken under the rules applied to bankruptcy proceedings (either event
(a) or (b) above being referred to herein as a "Restructuring Event"); or
(c) March 31, 2002. If a Restructuring Event occurs as provided above prior to March 31, 2002, the funds remaining in the Escrow shall be disbursed to the Company. If the Restructuring Event has not occurred by March 31, 2002, then all funds in the Escrow shall be paid to the Senior Lenders as payment of amounts due under the Notes (other than the Solitario
Note), such payment to be applied to principal.

d.	Return of Subscriptions. Subscription Agreements and related funds received by the Company will be returned to the Senior Lenders, without interest or deduction, if (i) the Subscription Agreement is rejected by the Company (a failure to accept a Subscription Agreement as provided in Section 1.b above shall constitute a rejection), or (ii) Subscription Agreements for the Minimum Offering Amount and the Solitario Purchase Price have not been accepted by the Company by October 30, 2001.

e.	Warrant.  At Closing or at the time of acceptance of a
subscription after the Closing, as the case may be, the Company shall issue and deliver to each Senior Lender whose subscription is then accepted a Warrant exercisable for a number of shares of Common Stock equal to the principal amount of the Note issued to such Senior Lender divided by $0.35 (or in the case of the Solitario Warrant, the principal amount of Solitario Note divided by $0.29167).

f.	Registration Rights.  The Company will grant each Senior Lender
Registration Rights in substantially the form attached hereto as Exhibit E.

g.	Security Interest.  The due and punctual payment of any Note shall be secured by a grant of a security interest in all of the Company's assets and the assets of the Subsidiary, as described in, and under the terms of, the Security Agreements (the "Collateral"). The Company and the Subsidiary will sign any documents reasonably requested by the Senior Lenders to evidence this lien, and each Senior Lender will sign any documents reasonably requested by the Company to evidence the release of this lien upon repayment or conversion in full of any Note.

	h.	Intercreditor Agreement.  The Company shall not accept any
subscription that is not accompanied by an executed Intercreditor Agreement.

2.	Company Representations and Warranties.  In order to induce the
Senior Lenders to enter into this Agreement, the Company represents and warrants to the Senior Lenders the following:

a.	Organization and Corporate Power.  The Company is a corporation duly organized and validly existing under the laws of the State of Washington, and has all required corporate power and corporate authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party, and to carry out the transactions contemplated hereby and thereby.

b.	Authorization and Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and each other agreement, document and instrument to be executed and delivered by the Company pursuant to or as contemplated by this Agreement and the issuance, execution, delivery and performance of the Transaction Documents and the issuance of the Shares have been duly authorized by all necessary corporate action of the Company. This Agreement and each such other agreement, document, and instrument constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as rights to indemnity and contribution may be limited by applicable law and public policy and subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. The execution and delivery by the Company of this Agreement and each other agreement, document and instrument to be executed and delivered by the Company pursuant hereto or as contemplated hereby and the performance by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance and delivery of the Transaction Documents and the issuance of the Shares, do not and will not:
(A) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any material contract or obligation to which the Company is a party or by which it or its assets are bound, or any provision of the Articles of Incorporation or Bylaws of the Company, or cause the creation of any encumbrance upon any of the assets of the Company except as provided herein; (B) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Company; (C) require from the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or third party other than as may be required to secure an exemption from qualification of the offer and sale of the Notes, the Warrants and the Shares (collectively, the "Instruments") under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities and blue sky laws; or (D) accelerate any obligation under, or give rise to a right of termination of, any material agreement, permit, license or authorization to which the Company is a party or by which the Company is bound.

c.	Capitalization.  As of the Closing, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, of which 14,553,302 shares are issued and outstanding, and 20,000,000 shares of Preferred Stock, of which 1,000,000 preferred shares are issued and outstanding. The Company owns all of the outstanding securities of the Subsidiary. The Shares will, upon issuance, be duly authorized, validly issued, and fully paid and non-assessable (subject to receipt by the Company of the exercise price for the Common Stock issuable upon exercise of the Warrants), free of any liens or encumbrances imposed thereon, provided that such securities may be subject to restrictions on transfer under state and federal securities laws as set forth therein. Except as set forth in the SEC Documents (as defined below) or on Schedule 2.c to the Disclosure Letter (as defined below), there are outstanding (i) no shares of capital stock or other voting securities of the Company; (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of the Company; (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue or sell, any shares of capital stock or other voting securities of the Company or any securities of the Company convertible into or exchangeable for such capital stock or voting securities; and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company. The issuances of the Shares and the Warrants are not subject to any preemptive or similar rights.

d.	SEC Documents.  The Company has made available to the Senior
Lenders (either in written form or by reference to the Securities and Exchange Commission's on-line EDGAR database) true and complete copies of its Annual Report on Form 10-K for the fiscal year ending December 31, 2000, its definitive Proxy Statement relating to its Annual Meeting of Shareholders held on June 26, 2001, and its most recent Quarterly Report on Form 10-Q for the period ending June 30, 2001 (collectively, the "SEC Documents"). As of their respective filing dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

e.	Absence of Certain Changes.  Except as disclosed in Section 4.f and
Exhibit I of this Agreement and in the SEC Documents (collectively, the "Disclosure Documents") or as listed on Schedule 2.e to the disclosure letter delivered to the Senior Lenders at or before Closing (the "Disclosure Letter") since June 30, 2001, there has not been any change that by itself or in conjunction with all other such changes, has had or could reasonably be expected to have a material adverse effect on the business, operations, properties, prospects, assets, or condition of the Company.

f.	Other.  No representation or warranty made by the Company in this
Agreement, including the SEC Documents, and no statement in this Agreement or any other document or certificate furnished or to be furnished to the Senior Lenders pursuant hereto contains any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements made herein and therein, when taken as a whole, not misleading.

	g.	Exempt Transaction.  Assuming the accuracy of the representations and warranties of the Senior Lenders in Section 3 hereof and in each Senior Lender's Subscription Agreement hereto, the Shares are exempt from registration under the Securities Act.

h.	Finder's Fees.  The Company represents that there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

i.	Litigation.  Except as disclosed in the Disclosure Documents or on Schedule 2.i to the Disclosure Letter, at the Closing, there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Company or the Subsidiary, threatened against or affecting the Company or the Subsidiary.

j.	Assets.  Each of the Company and the Subsidiary has good and defensible title, in all material respects, to its real and personal property, including, without limitation, the property that is the subject of the Security Agreements, free and clear of all liens, claims and encumbrances of any kind or nature. Except as disclosed in the Disclosure Documents or on Schedule 2.j to the Disclosure Letter, all leases and agreements necessary for the conduct of the business of the Company and the Subsidiary are valid and subsisting, in full force and effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases.

k.	Compliance with the Law.  Except as disclosed in the Disclosure
Documents or on Schedule 2.k to the Disclosure Letter, neither the Company nor the Subsidiary (i) has violated any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, including, without limitation, those pertaining to the environment (including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws), and occupational, safety and health standards or controls, of any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign), or (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its properties or the conduct of its business.

3.	Subsidiary Representations and Warranties.  In order to induce the Senior Lenders to enter into this Agreement, the Subsidiary represents and warrants to the Senior Lenders the following:

a.	Organization and Corporate Power.  The Subsidiary is a
corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all required corporate power and corporate authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party, and to carry out the transactions contemplated hereby and thereby.

b.	Authorization and Non-Contravention.  The execution, delivery and performance by the Subsidiary of this Agreement and each other agreement, document and instrument to be executed and delivered by the Subsidiary pursuant to or as contemplated by this Agreement and the issuance, execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate action of the Subsidiary. This Agreement and each such other agreement, document, and instrument constitute valid and binding obligations of the Subsidiary, enforceable in accordance with their respective terms, except as rights to indemnity and contribution may be limited by applicable law and public policy and subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. The execution and delivery by the Subsidiary of this Agreement and each other agreement, document and instrument to be executed and delivered by the Subsidiary pursuant hereto or as contemplated hereby and the performance by the Subsidiary of the transactions contemplated hereby and thereby, including, without limitation, the issuance and delivery of the Transaction Documents do not and will not: (A) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any material contract or obligation to which the Subsidiary is a party or by which it or its assets are bound, or any provision of the Articles of Incorporation or Bylaws of the Subsidiary, or cause the creation of any encumbrance upon any of the assets of the Subsidiary except as provided herein; (B) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Subsidiary; (C) require from the Subsidiary any notice to, declaration or filing with, or consent or approval of any governmental authority or third party other than as may be required to secure an exemption from qualification of the offer and sale of the Instruments under the Securities Act, and applicable state securities and blue sky laws; or (D) accelerate any obligation under, or give rise to a right of termination of, any material agreement, permit, license or authorization to which the Subsidiary is a party or by which the Subsidiary is bound.

c.	Capitalization.  As of the Closing, the authorized capital stock of the Subsidiary will consist of 15,000,000 shares of common stock of the Subsidiary, of which 100 shares are issued and outstanding. The Company owns all of the outstanding securities of the Subsidiary. The issued and outstanding shares of common stock of the Subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable, free of any liens or encumbrances imposed thereon, provided that such securities may be subject to restrictions on transfer under state and federal securities laws as set forth therein. Except for the foregoing shares of common stock, there are outstanding (i) no shares of capital stock or other voting securities of the Subsidiary; (ii) no securities of the Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of the Subsidiary; (iii) no options or other rights to acquire from the Subsidiary, and no obligation of the Subsidiary to issue or sell, any shares of capital stock or other voting securities of the Subsidiary or any securities of the Subsidiary convertible into or exchangeable for such capital stock or voting securities; and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Subsidiary.

d.	Absence of Certain Changes.  Except as disclosed in the
Disclosure Documents or Schedule 3.d to the Disclosure Letter, since June 30, 2001, there has not been any change that by itself or in conjunction with all other such changes, has had or could reasonably be expected to have a material adverse effect on the business, operations, properties, prospects, assets, or condition of the Subsidiary.

e.	Other.  No representation or warranty made by the Subsidiary in this Agreement, including the SEC Documents, and no statement in this Agreement or any other document or certificate furnished or to be furnished to the Senior Lenders pursuant hereto contains any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements made herein and therein, when taken as a whole, not misleading.

f.	Finder's Fees.  The Subsidiary represents that there are no
claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Subsidiary.

g.	Litigation.  Except as disclosed in the Disclosure Documents or on Schedule 3.g to the Disclosure Letter, at the Closing, there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Subsidiary, threatened against or affecting the Subsidiary.

h.	Assets.  The Subsidiary has good and defensible title, in all material respects, to its real and personal property, including, without limitation, the property that is the subject of the Security Agreements, free and clear of all liens, claims and encumbrances of any kind or nature.
 Except as disclosed in the Disclosure Documents or Schedule 3.h to the Disclosure Letter, all leases and agreements necessary for the conduct of the business of the Subsidiary are valid and subsisting, in full force and effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases.

i.	Compliance with the Law.  Except as disclosed in the Disclosure
Documents or Schedule 3.i to the Disclosure Letter, the Subsidiary (i) has not violated any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, including, without limitation, those pertaining to the environment (including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws), and occupational, safety and health standards or controls, of any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign), and (ii) has not failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its properties or the conduct of its business.

4.	Representations and Warranties of the Senior Lenders.  Each
Senior Lender, individually and not jointly and severally, represents and warrants to the Company as follows:

a.	Investment Experience, etc.	  The Senior Lender (i) has such
knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the investment contemplated by this Agreement and making an informed investment decision with respect thereto; (ii) is able to bear the economic risk of an investment in the Instruments and can afford to sustain a substantial loss on such investment; (iii) has had, during the course of this transaction, the opportunity to ask questions and receive answers from the Company concerning the Company and this Agreement; (iv) is an "accredited investor" as such term is defined in Rule 501 under the Securities Act; and (v) is purchasing the Instruments for his, her or its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law.

b.	Restricted Securities. The Senior Lender understands that the
Instruments have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.
 The Senior Lender understands further that there is no public market for the Notes and the Warrants and that the Senior Lender must bear the economic risk of investment in the Company for an indefinite period of time.

c.	Authorization and Non-Contravention.  The Senior Lender has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Senior Lender pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby, and the execution, delivery and performance by such Senior Lender of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action. This Agreement and each agreement, document and instrument executed and delivered by the Senior Lender pursuant to or as contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of each such Senior Lender enforceable in accordance with their respective terms, except as rights to indemnity and contribution may be limited by applicable law and public policy and subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and
(ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. The execution, delivery and performance by the Senior Lender of this Agreement and each such other agreement, document and instrument, and the performance of the transactions contemplated hereby and thereby do not and will not: (A) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any material contract or obligation to which any such Senior Lender is a party or by which it or its assets are bound, or cause the creation of any material encumbrance upon any of the assets of such Senior Lender; (B) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to such Senior Lender; (C) require from such Senior Lender any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party; or (D) accelerate any obligation under, or give rise to a right of termination of, any material agreement, permit, license or authorization to which any such Senior Lender is a party or by which such Senior Lender is bound.

d.	Finder's Fees.  The Senior Lender represents that there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Senior Lender.

e.	Disclosure. The Senior Lender represents that it has carefully reviewed the SEC Documents and has had the opportunity to ask management of the Company any questions, whether arising from such review or otherwise, that it may have relating to the Company, its business and its financial condition and that all such questions have been answered to the Senior Lender's satisfaction.

f.	Insolvency of Company.  The Senior Lender is aware that the
Company is indebted to the holders of the Debentures in an aggregate principal amount of $15,000,000, that such amount was due and payable on August 27, 2001, that the Company does not have, and does not expect to have the funds to repay this indebtedness at any time in the foreseeable future, and that the Company has no agreement with the holders of the Debentures relating to such indebtedness or its repayment, other than the terms of the Debentures. Senior Lender has carefully read and, to the extent it believes appropriate, has discussed with legal counsel, the Risk Disclosure attached hereto as Exhibit I and has chosen to purchase the Note and the Warrant with the full knowledge, awareness and understanding of the risks disclosed therein.

5.	General.

a.	Survival of Representations and Warranties.  Each of the
representations and warranties made by the Company and each Senior Lender in this Agreement or pursuant hereto shall survive the Closing Date.

b.	Amendments, Waivers and Consents. Any term of this Agreement may be amended with the written consent of the Company and the Senior Lenders under the terms and in the manner provided in the Intercreditor Agreement. No waivers of, or exceptions to, any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof.

c.	Legend on Securities.  The Senior Lenders acknowledge and agree that a legend in substantially the form set forth below (in addition to any legends required by applicable state securities laws) shall be stamped or imprinted on each certificate evidencing any of the Instruments held by a Senior Lender:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES AND BLUE SKY LAWS RELATING TO THE DISPOSITION OF SECURITIES, PROVIDED THAT AN OPINION OF COUNSEL TO SUCH EFFECT IS PROVIDED TO THE COMPANY IN CONNECTION THEREWITH.

d.	Notices and Demands.  Any notice or demand that is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, five (5) days after being sent by certified or registered mail, postage prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to the following addresses:

If to the Company:		Crown Resources Corporation
4251 Kipling Street, Suite 390
Wheat Ridge, Colorado  80033
Attention:  Chief Financial Officer

If to a Senior Lender:		at the mailing address shown on such
Senior Lenders Subscription Agreement or at any other address designated by such Senior Lender to the Company in writing.

e.	Integration.	This Agreement, including the exhibits, documents
and instruments referred to herein or therein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

f.	Assignments, Successors and No Third-Party Rights.  No party may assign any of his, her or its rights under this Agreement without the prior consent of the other parties hereto, except for an assignment by a Senior Lender in connection with an assignment of the Note or Warrant of such Senior Lender. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any party other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

g.	Governing Law. This Agreement shall be construed and enforced according to, and governed by, the laws of the State of Washington without reference to conflicts of laws provisions which, but for this provision, would require the application of the law of any other jurisdiction. The venue of any action brought to interpret or enforce the provisions of this Agreement shall be laid only in Jefferson County, Colorado, and the Company and the Senior Lender hereby consent to the jurisdiction of the courts of such state and county.

h.	Section Headings.  The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.

i.	Counterparts.  This Agreement may be executed from time to time in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

j.	No Rights of a Shareholder.  Nothing contained in this Agreement or the Notes shall be construed as conferring upon any Senior Lender or any other person the right to vote or consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company prior to the time that the Note is converted into Common Stock pursuant to its terms.

	k.	Termination Fee.  In the event that a Restructuring Event has not occurred on or before March 31, 2002 (the "Termination Date") other than due to the fault of the Senior Lenders (which fault shall not include the Senior Lenders exercising their right to approve or disapprove any plan of reorganization for the Company pursuant to Section 1.c(5) hereof or any other right under the Transaction Documents), the Company shall pay to the Senior Lenders a termination fee equal to ten percent of the funds deposited into Escrow by the Senior Lenders (the "Termination Fee") within five days after the Termination Date. The Company and the Senior
Lenders acknowledge that the Termination Fee constitutes liquidated damages and not a penalty for Company's failure to conclude a Restructuring Event.
 The parties hereby acknowledge that the Termination Fee is intended to compensate the Senior Lenders for (i) lost opportunity costs associated with the anticipated restructure and the Senior Lenders' economic interest in the restructured Company; (ii) the expenses incurred by the Senior
Lenders during the course of negotiating and implementing the Transaction Documents; (iii) the extended period during which the Senior Lenders' funds will be held in Escrow prior to Closing; and (iv) the inability of the Company and the Senior Lenders to determine, with any reasonable degree of accuracy, the actual damages Senior Lenders will suffer if a Restructuring
Event does not occur.

IN WITNESS WHEREOF, the undersigned and the Senior Lenders executing the Subscription Agreements hereby agree to be bound to the terms and conditions of this Agreement.


CROWN RESOURCES CORPORATION



By:
Name:  Christopher E. Herald
Title:    President


CROWN RESOURCE CORP. OF COLORADO



By:
Name: Christopher E. Herald
Title:   President


EXHIBIT A
FORM OF SUBSCRIPTION AGREEMENT









EXHIBIT B
FORM OF PROMISSORY NOTE



EXHIBIT C
FORM OF WARRANT




EXHIBIT D-1
FORM OF GENERAL SECURITY AGREEMENT


EXHIBIT D-2
FORM OF JOINT SECURITY AGREEMENT



EXHIBIT D-3
FORM OF SECURITY AGREEMENT OF CROWN COLORADO



EXHIBIT D-4
FORM OF CRC PLEDGE AGREEMENT



EXHIBIT D-5
FORM OF CRCC PLEDGE AGREEMENT



EXHIBIT D-6
FORM OF DEED OF TRUST



EXHIBIT D-7
FORM OF COLLATERAL ASSIGNMENT



EXHIBIT E
FORM OF REGISTRATION RIGHTS AGREEMENT



EXHIBIT F-1
FORM OF INTERCREDITOR AGREEMENT


EXHIBIT F-2
FORM OF COLLATERAL AGRENCY AGREEMENT


EXHIBIT G
FORM OF ESCROW AGREEMENT



EXHIBIT H
FORM OF LEGAL OPINION



EXHIBIT I
RISK DISCLOSURE


EXHIBIT J
FRAMEWORK



23

1
Seattle-3105602.16  0023170-00017
Seattle-3105602.16  0023170-00017